EXHIBIT 10 {j}

BANNER BANK

AMENDED AND RESTATED
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

AND

SUMMARY PLAN DESCRIPTION

(Amended and Restated effective as of July 1, 2023)

TABLE OF CONTENTS

Page i –Amended and REstated Executive Severance and Change in Control Plan

BANNER BANK

AMENDED AND RESTATED
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

Section 1.Introduction.
Banner Bank (the “Bank”), a wholly-owned subsidiary of Banner Corporation (the “Company”), established the Executive Severance and Change in Control Plan (as amended and restated in this document, the “Plan”) on January 1, 2018 (the “Effective Date”), to provide certain executive employees of the Bank with the opportunity to receive severance benefits in connection with certain terminations of employment, including a termination of employment after a change in control of the Bank or the Company. The purpose of the Plan is to attract and retain qualified executives and to assure the present and future continuity, objectivity, and dedication of management in the event of any change in control.
The Bank previously amended and restated the Plan, effective as of January 1, 2020, to revise the non-competition obligations of Plan participants. The Bank amended and restated the Plan, effective as of October 1, 2021, to update the severance payable upon a termination of employment in connection with a change in control. The Bank is now amending and restating the Plan, effective July 1, 2023, to update the titles of both the Administrator and the contact person for the Administrator and to update participants listed in Appendix A.
The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is intended to be and shall be administered and maintained as an unfunded, top-hat welfare benefit plan under ERISA Section 3(1).
This document is intended to serve as both the summary plan description of the Plan and its plan document for purposes of ERISA.
Section 2.Definitions.
When used in this Plan, the following terms are defined as set forth below:
2.1“Administrator” means the Compensation and Human Capital Committee or any other committee of the Board or other person that is duly authorized by the Board to administer the Plan.1
2.2“Applicable CIC Multiplier” means the multiplier that is set forth next to a Participant’s name in Appendix A.
2.3“Applicable Severance Multiplier” means the multiplier that is set forth next to a Participant’s name in Appendix A.
2.4“Board” means the Bank’s Board of Directors.
2.5“Change in Control” means

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2.6“Cause,” with respect to any particular Participant, means “cause” as described in the Participant’s employment agreement (or offer letter of employment or other written contract of engagement) with the Company, the Bank or another Subsidiary. If the Participant does not have an employment agreement, or the agreement does not define “cause” or an equivalent concept, then a Termination of Employment with the Company, the Bank or another Subsidiary will be deemed to be for “cause” if it is as a result of the Participant’s (a) personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties (unless the Participant is prevented from performing such duties because the Participant is disabled (as defined in the Participant’s employment agreement, or if the Participant does not have an employment agreement or the agreement does not define “disabled”, the Participant is suffering from a medical condition that reasonably prevents the Participant from performing such duties despite following a treatment plan provided by a physician or licensed medical specialist); (b) willful violation of any law, rule, or regulation (other than traffic violations or offenses that are classified as misdemeanors) or final cease-and-desist order; (c) acts or failures to act that may have a material detrimental effect on the reputation or business of the Company or the Bank or would be reasonably likely to result in regulatory sanctions, penalties or restrictions on the Company’s or the Bank’s operations; or (d) material breach of any provision of the Participant’s employment agreement (if any) unless the Participant cures such material breach within thirty (30) days after a written notice describing such material breach is received by the Participant. A Participant’s Termination of Employment will be deemed to have been for Cause if, after such termination, facts and circumstances are discovered that would have justified a termination for Cause.
2.7“Change in Control” means:
(a)Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of the Consolidated Subsidiaries (as hereinafter defined), any person (as defined above) acting on behalf of the Company as underwriter pursuant to an offering who is temporarily holding securities in connection with such offering, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Bank, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Bank representing 25% or more of the combined voting power of the Company’s or the Bank’s then-outstanding securities;
(b)Individuals who are members of the Company’s Board of Directors on the Effective Date (in each case, the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date (i) whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board or whose nomination for election by the Company’s shareholders was approved by the nominating committee serving under an Incumbent Board or (ii) who was appointed as a result of a change at the direction of the Washington Department of Financial Institutions (“DFI”) or the Federal Deposit Insurance Corporation (“FDIC”), shall be considered a member of the Incumbent Board;
(c)The shareholders of the Company or the Bank approve a merger or consolidation of the Company or the Bank with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company or the Bank outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or the Bank, or such surviving entity

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outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company or the Bank (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s or the Bank’s then outstanding securities; or
(d)The shareholders of the Company or the Bank approve a plan of complete liquidation of the Company or the Bank, or an agreement for the sale or disposition by the Company or the Bank of all or substantially all of the Company’s or the Bank’s assets (or any transaction having a similar effect);
provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Company or the Bank or a change in the composition of the Company’s Board of Directors or the Board at the direction of the DFI or the FDIC. Notwithstanding anything herein to the contrary, no Change in Control shall be considered to have occurred pursuant to a transaction or event described herein, if such transaction or event occurred pursuant to, or in connection with, a public offering approved by the Company’s Board of Directors.
2.8“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
2.9“Compensation and Human Capital Committee” means the Compensation and Human Capital Committee of the Board.
2.10“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the two (2)-year anniversary of the occurrence of the Change in Control. The Covered Period shall also include the six (6)-month period before the occurrence of the Change in Control if a Qualifying Termination occurs during such period and the Change in Control occurs.
2.11“Eligible Employees” means any full-time employee of the Company who is recommended by the Bank’s chief executive officer to the Administrator to be a key employee who should be eligible to participate in the Plan. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 404 of ERISA.
2.12“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including valid regulations promulgated under ERISA.
2.13“Good Reason” means:
(a)A material reduction in the Participant’s then-current base (other than as part of a Company-wide or the Bank-wide reduction in staff or similar reduction or unless such action was effected to comply with a regulatory compliance requirement);
(b)A material, adverse change in the Participant’s title, reporting relationship, authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated, other than as part of a Company-wide or the Bank-wide reduction in staff or similar reduction or unless such action was effected to comply with a regulatory compliance requirement or as otherwise required by applicable law); or
(c)A relocation of the Participant’s principal place of employment by more than 50 miles, except for reasonable travel on Bank business;

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provided that a Participant cannot terminate the Participant’s employment for Good Reason unless the Participant has provided written notice to the Bank of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Bank has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, if curable. If the Participant does not terminate the Participant’s employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived the Participant’s right to terminate for Good Reason with respect to such grounds.
2.14“Participant” has the meaning set forth in Section 3.1.
2.15“Qualifying Termination” means a Participant’s Termination of Employment (a) by the Company without Cause, if the Termination of Employment does not occur during the Covered Period, or (b) by the Company without Cause or by the Participant for Good Reason if the Termination of Employment occurs during the Covered Period. A Qualifying Termination that occurs during the six (6)-month period before the first occurrence of a Change in Control will be deemed to occur upon the occurrence of the Change in Control for purposes of the Plan.
2.16“Subsidiary” means any corporation, limited liability company or other entity in an unbroken chain of such entities beginning with the Company if each of the entities, other than the last such entity in the chain, then owns equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of equity interests in one of the other entities in such chain.
2.17“Termination of Employment” means a “separation from service,” as defined pursuant to Code Section 409A and corresponding regulations, that is a termination of services as an employee of the Bank. Transferring employment from the Company to the Bank or another Subsidiary (or vice versa) will not be considered a Termination of Employment.
Section 3.Participation.
3.1Participants.
The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a “Participant”). Appendix A of the Plan, as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants.
Section 4.Severance and Change in Control Benefits.
4.1Severance.
If a Participant experiences a Qualifying Termination that does not occur during the Covered Period, then, subject to Section 5, the Bank will provide the Participant with the following, in addition to any amounts due by the Bank to the Participant in connection with services performed by the Participant for the Bank prior to the date of the Termination of Employment:
(a)Severance in an amount equal to the product of the Participant’s Applicable Severance Multiplier times the Participant’s base salary in effect immediately prior to the date of the Qualifying Termination (the “Severance”). Subject to Section 9.11, the Severance will be paid in substantially equal installment payments over the one (1)-year period following

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the Qualifying Termination, payable in accordance with the Bank’s normal payroll practices, but no less frequently than monthly, which payments in the aggregate are equal to the Severance and which shall begin on the sixty-first (61st) day following the Qualifying Termination.
(b)Reimbursement for the monthly COBRA premium paid by the Participant for the Participant and the Participant’s eligible dependents for the twelve (12)-month period following the date of the Qualifying Termination (the “Benefit Reimbursement”). Notwithstanding the foregoing, the Bank’s obligation to make payments under this Section 4.1(b) is subject to the Bank’s reasonable determination that providing such payments does not violate applicable law or give rise to any penalty or excise tax under applicable law. If the Bank reasonably determines that providing such payments may violate applicable law or give rise to a penalty or excise tax under applicable law, the Bank shall reform this Section 4.1(b) in a manner as is necessary to avoid such penalty or excise tax or make an after-tax payment to the Participant in an amount that is equal to the monthly COBRA premium that the Participant would be required to pay to continue the Participant’s group health coverage in effect on the date of the Participant’s Termination of Employment for the twelve (12)-month period following the date of the Participant’s Termination of Employment (less any payments that have already been made pursuant the first sentence of this Section 4.1(b) prior to such determination by the Bank). Subject to Section 9.11, the Benefit Reimbursement shall be paid to the Participant no later than the fifteenth (15th) day of the month immediately following the month in which the Participant timely remits the premium payment.
4.2Change in Control Benefits.
If a Participant experiences a Qualifying Termination during the Covered Period, then, subject to Section 5, the Bank will provide the Participant with the following, in addition to any amounts due by the Bank to the Participant in connection with services performed by the Participant for the Bank prior to the date of the Termination of Employment:
(a)Severance in an amount equal to the product of the Participant’s Applicable CIC Multiplier times the sum of (i) Participant’s base salary in effect on the date of the Qualifying Termination or, if greater, in effect on the first occurrence of a Change in Control, plus (ii) the Participant’s target annual cash incentive compensation for the incentive plan year in which the Qualifying Termination occurs (the “CIC Severance”). Subject to Section 9.11, the CIC Severance will be paid in a single lump-sum payment on the sixty-first (61st) day following the Qualifying Termination.
(b)A pro-rated annual bonus equal to the product of (i) the annual bonus, if any, that the Participant would have earned for the entire year in which the Qualifying Termination occurs at target level; and (ii) a fraction, the numerator of which is the number of days the Participant was employed by the Company during the year in which the Qualifying Termination occurs and the denominator of which is the number of days in such year (a “Pro-Rata Bonus”). Subject to Section 9.11, the Pro-Rata Bonus will be paid in a single lump-sum payment on the sixty-first (61st) day following the Qualifying Termination.
(c)Reimbursement for the monthly COBRA premium paid by the Participant for the Participant and the Participant’s eligible dependents until the earliest of (i) the date on which the Participant becomes eligible to receive substantially similar coverage from another employer and (ii) the date the Participant is no longer eligible to receive COBRA continuation coverage (the “CIC Benefit Reimbursement”). Notwithstanding the foregoing, the Bank’s obligation to make payments under this Section 4.2(c) is subject to the Bank’s reasonable determination that providing such payments does not violate applicable law or give rise to any penalty or excise tax under applicable law. If the Bank reasonably determines that providing such

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payments may violate applicable law or give rise to a penalty or excise tax under applicable law, the Bank shall reform this Section 4.2(c) in a manner as is necessary to avoid such penalty or excise tax or make an after-tax payment to the Participant in an amount that is equal to the monthly COBRA premium that the Participant would be required to pay to continue the Participant’s group health coverage in effect on the date of the Participant’s Termination of Employment for the eighteen (18)-month period following the date of the Participant’s Termination of Employment (less any payments that have already been made pursuant the first sentence of this Section 4.2(c) prior to such determination by the Bank). Subject to Section 9.11, the CIC Benefit Continuation shall be paid to the Participant no later than the fifteenth (15th) day of the month immediately following the month in which the Participant timely remits the premium payment.
4.3Equity Awards.
The Plan does not affect the terms of any outstanding equity awards of the Company. The treatment of any outstanding equity awards will be determined in accordance with the terms of the Company’s equity plan or plans under which they were granted and any applicable award agreements.
4.4No Duplication of Benefits.
A Participant shall be entitled to payments under only one of Section 4.1 and Section 4.2. Without limiting the scope of the preceding sentence, no payments shall be made under both Section 4.1 and 4.2. If payments are made under Section 4.1, and payments become due under Section 4.2, then any payments made in accordance with Section 4.1 shall be applied against the amounts due under Section 4.2.
Section 5.Benefit Conditions.
5.1Conditions.
Notwithstanding any provisions in this Plan or the Appendices to the contrary, a Participant’s entitlement to any benefits under Section 4 of this Plan will be subject to the following conditions:
(a)The Participant must experience a Qualifying Termination.
(b)The Participant must execute a severance agreement (the “Severance Agreement”) to the reasonable satisfaction of the Bank and the Company and such Severance Agreement must become effective and irrevocable within sixty (60) days following the Participant’s Qualifying Termination. Any such Severance Agreement will include, without limitation, (i) a release of claims in favor of the Company, the Bank, their affiliates and their respective officers and directors; (ii) non-solicitation, non-disparagement, confidentiality and further cooperation provisions substantially similar to those set forth in Appendix B hereto; and (iii) non-competition provisions no more restrictive than those set forth in Appendix C hereto (and limited to the one (1)-year period following the Qualifying Termination); provided that if the period for the Participant to provide and not revoke the Severance Agreement spans two (2) calendar years, any payment of Severance, CIC Severance or Pro-Rata Bonus payable under Section 4 shall, as applicable, commence or be paid in the second of such two (2) years. If the Severance Agreement is not executed and has not become irrevocable by the ninetieth (90th) day following the date of the Participant’s Qualifying Termination, no Plan benefits will be paid.

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(c)With respect to the Benefit Reimbursement or the CIC Benefit Reimbursement, as applicable, the Participant must timely and properly elect continuation coverage under COBRA.
5.2Right to Offset.
Notwithstanding any provisions in this Plan or the Appendices to the contrary, benefits under Section 4 of this Plan will be subject to the following:
(a)The Severance or the CIC Severance, as applicable, will be reduced by an amount equal to the outstanding balance of any loan from the Company or the Bank to the Participant or any other amounts the Participant owes to the Company or the Bank (which reduction shall not exceed $5,000).
(b)The benefits will be determined without reference to any period of time after the date of the Participant’s Qualifying Termination, regardless of whether the Participant receives compensation from the Company or the Bank or is providing services to the Company or the Bank during that time, as an employee, consultant or in any other capacity; provided that benefits under this Plan are conditioned upon the Participant’s separation from service (as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein).
(c)The Severance or the CIC Severance, as applicable, will be reduced by any payments required to be paid by the Bank or the Company to the Participant under any federal or state law, including without limitation the Worker Adjustment Retraining Notification Act of 1988, as amended (except unemployment benefits payable in accordance with state law and payment for accrued but unused vacation and personal time off).
5.3Regulatory Conditions.
Notwithstanding any provisions in this Plan or the Appendices to the contrary, benefits under Section 4 of this Plan will be subject to the following:
(a)If, at the time benefits under Section 4 are otherwise payable to a Participant, the Participant is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Chapter 30A.12 of the Revised Code of Washington (“RCW”), the Bank’s obligations to pay such benefits shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Participant all or part of the benefits withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended, all in a manner that does not violate Section 409A of the Code.
(b)If, at the time benefits under Section 4 are otherwise payable to a Participant, the Participant is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 USC Section 1818(e)(4) and (g)(1), or pursuant to RCW Chapter 30.12, all obligations of the Bank under this Plan with respect to the Participant shall terminate as of the effective date of the order.
(c)If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Plan shall terminate as of the date of default.

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(d)All obligations of the Bank under this Plan shall be terminated, except to the extent determined by the Bank to be necessary for the continued operation of the Bank: (i) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC or the Federal Reserve, at the time either agency approves a supervisory merger to resolve problems related to operation of the Bank or the Company, respectively.
(e)No payment shall be made under Section 4 that would cause the Bank to be “undercapitalized” for purposes of 12 CFR Part 225 or any successor A provision.
(f)No payment of any type or amount of compensation or benefits shall be made or owed by Bank to any Participant pursuant to the Plan or otherwise if payment of such type or amount is prohibited by, is not permitted under, or has not received any required approval under, any applicable governmental statute, regulation, rule, order (including any cease and desist order), determination, opinion, or similar provision whether now in existence or hereafter adopted or imposed, including without limitation, by or under (i) any provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations promulgated thereunder, (ii) any governmental provisions relating to indemnification by the Bank or an affiliate, including without limitation any applicable prohibitions or restrictions on depository institutions and their affiliates set forth in 12 USC 1828(k) or in 12 CFR Part 359, or (iii) any governmental provisions relating to payment of golden parachutes or similar payments, including without limitation any prohibitions or restrictions on such payments by troubled institutions and companies and their affiliates set forth in 12 USC 1828(k) or in 12 CFR Part 359. If any payment to a Participant is prohibited or otherwise restricted, (x) such payment shall, to the extent allowed by law, order or regulatory determination and not objected to by applicable banking or other regulatory agencies, be reinstated as an obligation of the obligor(s) without further action immediately upon the cessation of such prohibition or restriction, and (y) the Bank shall use its best efforts to secure the consent, if any shall be required, of the FDIC or other applicable, banking or other regulatory agencies to make such payments in the highest amount permissible, up to the amount provided for in Section 4.
(g)All amounts payable to a Participant under the Plan shall be subject to such clawback (recovery) as may be required to be made pursuant to law, rule, regulation or stock exchange listing requirement or any policy of the Company or the Bank adopted pursuant to any such law, rule, regulation or stock exchange listing requirement. If any payment made to a Participant under the Plan is required under any applicable governmental provision (including, without limitation, Dodd-Frank and regulations promulgated thereunder) to be paid back to the Bank, the Participant shall, upon written demand from the Bank or the Company, promptly pay such amount back to the Bank.
Section 6.Code Section 280G Reductions.
6.1Reductions of Benefits to Avoid Violation of Code Section 280G.
Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Bank, the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 6, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:

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(a)Reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or
(b)Payable in full if the Participant’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount at least twenty-five percent (25%) greater than the Reduced Amount.
6.2Order of Reduction.
Any such reduction shall be made by the Bank in its sole discretion consistent with the requirements of Section 409A of the Code; provided that the Bank will, to the extent the Board determines is reasonable, make such reduction in a manner that maximizes the Participant’s economic position after the reduction.
6.3Determination.
Any determination required under this Section 6, including whether any payments or benefits are Parachute Payments, shall be made by the Bank in its sole discretion. The Participant shall provide the Company and the Bank with such information and documents as the Company or the Bank may reasonably request in order to make a determination under this Section 6. The Bank’s determination shall be final and binding on the Participant.
Section 7.Plan Administration.
7.1Administration.
The Plan is administered and operated by the Administrator, who has complete and exclusive authority in its sole discretion to construe the terms of the Plan (and any related or underlying documents or policies), to make any findings of fact needed in the administration of the Plan, to determine the eligibility for, and amount of, benefits due under the Plan, and to establish and enforce such rules and regulations as the Administrator shall deem proper for the efficient administration of the Plan. All such interpretations and determinations of the Administrator will be made in its sole discretion and will be final, conclusive, and binding upon all persons to the fullest extent permitted by law. Any decision by the Administrator that does not constitute an abuse of discretion must be upheld by a court of law. The Administrator may delegate any of its duties under the Plan to such individuals or entities from time to time as it may designate. The Administrator is authorized, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The Plan Administrator shall utilize the Company’s and the Bank’s records with respect to a Participant’s service with the Bank, employment history, salary, absences, illnesses and all other relevant matters and such records shall be conclusive for all purposes under the Plan.
7.2Scope and Delegation of Authority.
Notwithstanding the delegation of administrative authority with respect to the Plan to the Administrator, the Board has exclusive authority to amend or terminate this Plan as provided in Section 9.1. The Administrator may further its delegate administrative duties to those officers of the Bank as it so determines.

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7.3Liability.
The Administrator will not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
Section 8.Claims Procedures.
8.1Initial Claims.
To file a claim to receive benefits under the Plan, the Participant or the Participant’s authorized representative must submit a written claim for benefits to the Plan within 60 days after the date of the Participant’s Qualifying Termination. Claims must be addressed and sent to the Administrator at the address set forth in Section 10.2.
8.2Denied Claims.
If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90 day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)The specific reason(s) for the denial of the Participant’s claim;
(b)References to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)A description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)A description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
8.3Appeal of Denied Claims.
If the Participant’s claim is denied and he wishes to submit a request for a review of the denied claim, the Participant or the Participant’s authorized representative must follow the procedures described below:
(a)Upon receipt of the denied claim, the Participant (or the Participant’s authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.
(b)The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to the Participant’s claim for benefits.

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(c)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to the Participant’s claim for benefits.
(d)The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to the Participant’s claim, without regard to whether such information was submitted or considered in the initial denial of the Participant’s claim.
8.4Administrator’s Response to Appeal.
The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Plan Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)The specific reason or reasons for the denial of the Participant’s claim;
(b)Reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to the Participant’s claim for benefits; and
(d)A statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
8.5Exhaustion of Administrative Remedies.
The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)In any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 9.General Provisions.
9.1Amendment and Termination.
There is no legal requirement for the Bank to provide the severance benefits detailed in the Plan. Benefits will be payable only in accordance with the terms of the Plan and the Appendices that may be in effect from time to time, if any. The Bank reserves the right, in its

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sole discretion and by action of the Board, to terminate, amend, or modify the Plan, in whole or in part, at any time, and from time to time, for any reason, including with respect to Section 409A of the Code as described below. The benefits provided for in this Plan are not vested benefits. If the Plan is terminated, amended, or modified, eligibility to participate in or to receive benefits under the Plan may be terminated or changed.
9.2Unfunded Plan.
The Plan is unfunded. All benefits paid under this Plan shall be paid from the general assets of the Bank, and the status of any claim to any benefit shall be the same as the status of a claim against the Bank by any general and unsecured creditor. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. No Participant, employee of the Bank or any other person shall have any rights to or interest in any specific assets or accounts of the Company, the Bank or any of their respective affiliates by reason of the Plan.
9.3Death of Participant.
In the event of the death of a Participant after a Qualifying Termination but prior to receipt of all benefits payable to the Participant under this Plan, any unpaid benefits due under this Plan shall be paid no later than March 15th following the calendar year in which the Participant’s death occurs to the Participant’s surviving spouse, children or estate, as the Bank determines in its sole discretion. No benefits shall be paid under this Plan to beneficiaries if the Participant dies prior to a Qualifying Termination.
9.4Limitation on Liability.
Neither the establishment of the Plan, nor any modification of the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant, Eligible Employee or any other person any legal or equitable right against any officer, director, employee, or agent of the Bank or the Company in his or her individual capacity, and in no event shall the terms and conditions of employment of any employee of the Bank be modified or affected in any way by the terms of the Plan.
9.5Records.
The records of the Bank with respect to employment history, salary and all other relevant matters shall be conclusive for all purposes of this Plan.
9.6Not a Contract of Employment.
Nothing contained in the Plan shall be held or construed to impose any obligation on the Bank to retain any Participant or Eligible Employee in its service or be deemed to give any Participant the right to remain employed by the Bank or to interfere with the rights of the Bank to terminate the employment of any Participant at any time, with or without Cause. All Participants shall remain subject to discharge or discipline by the Bank to the same extent as if the Plan had not been put into effect.
9.7Severability.
If any provision of the Plan is deemed or held to be unlawful or invalid for any reason, that fact will not adversely affect the other provisions of the Plan unless such determination

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renders the functioning of the Plan impossible or impracticable, and in that case an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.
9.8Incompetence.
In the event the Administrator finds that a Participant who is eligible to receive benefits under the Plan is unable to care for his or her affairs because of illness or accident, then all benefits not yet paid to that Participant under the Plan may be paid in such manner as the Administrator shall determine, unless a claim has been made therefore by a duly appointed guardian, committee, or other legal representative, and such payment shall be a complete discharge of all liability for any payments or benefits to which that Participant was or would otherwise have been entitled under the Plan.
9.9Transfer and Assignment.
Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.
9.10Governing Law.
To the extent no preempted by ERISA or other applicable federal law, the Plan shall be construed according to the laws of the State of Washington, without regard to conflicts of law principles.
9.11Section 409A of the Code.
(a)The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any failure or alleged failure to comply with, or be exempt from, Section 409A of the Code.
(b)Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with the Participant’s Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six (6)-month anniversary of the Qualifying Termination or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment

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Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Severance Agreement, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed. Notwithstanding any other provision of the Plan, if a Qualifying Termination occurs during the six (6)-month period before the first occurrence of a Change in Control, payment of the CIC Severance shall not commence and payment of the CIC Benefit Reimbursement shall not begin until after the Change in Control occurs and the first CIC Severance payment and the first CIC Benefit Reimbursement shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date the Participant’s employment with the Company terminates and ending on the payment date if no delay had been imposed.
(c)To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) no reimbursement of such expenses incurred by a Participant during any taxable year of the Participant shall be made after the last day of the following taxable year; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.
(d)In the event that Involuntary Termination payment(s) made on account of a Change in Control pursuant to Section 4.2 should be determined to be an alternative form of payment on account of a Separation from Service, then payments under Section 4.2 shall be permitted in accordance with its terms if the event constituting a Change in Control (as defined under this Agreement) either: (i) qualifies as one of the change in control events within the meaning of Code Section 409A(a)(2)(A)(v) and the regulations thereunder (a “Section 409A Change in Control Event”), (ii) qualifies as a short-term deferral that is exempt from the application of Section 409A of the Code, or (iii) is otherwise exempt from the application of Section 409A of the Code. If neither (i), (ii) or (iii) is applicable, then that portion of the payment that does not qualify as made under a “separation pay plan” (within the meaning of Treasury Regulations Section 1.409A-1(b)(9)(iii)) shall be paid as if such involuntary termination payments were not made in connection with a Change in Control (i.e., as if such payments were made pursuant to Section 4.1) commencing on the earliest date that such payments could have been made had the involuntary termination payments not been made on account of a Section 409A Change in Control Event, taking into account the other requirements of Section 409A of the Code (e.g., the six-month payment delay rule for specified employees).
9.12Headings.
The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.
Section 10.ERISA Rights and Information.
10.1Participant’s Rights under ERISA.
Participants are entitled to certain rights and protections under ERISA. ERISA provides that all Participants in the Plan are entitled to (1) examine, without charge, at the Plan Administrator’s office, and at other specified locations, all Plan documents; and (2) obtain copies

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of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may impose a reasonable charge for the copies.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of employee welfare benefits plans such as the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and beneficiaries. No one, including the employer or any other person, may fire or otherwise discriminate against an employee in any way to prevent an employee from obtaining a benefit under the Plan or for exercising rights under ERISA.
If a claim for benefits under the Plan is denied in whole or in part, a written explanation of the reason for the denial is required. Individuals dissatisfied with this decision have the right to have the Plan review and reconsider the claim. Under ERISA, there are steps an individual can take to enforce the above rights.
For instance, if a Participant requests materials from the Plan and does not receive them within thirty (30) days, the Participant may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $110 a day until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If a Participant has a claim for benefits under the Plan which is denied or ignored, in whole or in part, the Participant may file suit in state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting his or her rights, he or she may seek assistance from the U.S. Department of Labor, or may file suit in federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds that the claim was frivolous. If an individual has any questions about the Plan, he or she should contact the Plan Administrator. Any questions about this statement or about rights under ERISA should be directed to the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
10.2Other Important Facts.
•The name of the Plan is the Banner Bank Executive Severance and Change in Control Plan.
•The Plan is sponsored by Banner Bank.
•The Employer Identification Number assigned by the Internal Revenue Service to Banner Bank is 91-1645638.
•The Plan was established as of January 1, 2018. The effective date of the amended and restated Plan, as described in this document, is July 1, 2023.
•The name of the Administrator is the Compensation and Human Capital Committee of the Board of Directors of Banner Bank. The address and telephone number of the Administrator is:

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Kayleen Kohler
Executive Vice President, Chief Human Resources and Diversity Officer
3001 112th Ave NE, Suite 200
Bellevue, WA 98004
Telephone: 425-576-4392
E-mail: kayleen.kohler@bannerbank.com
•The Plan is a welfare severance benefit plan.
•The Plan is an employer-administered plan.
•The Administrator keeps records of the Plan on a plan-year basis. The plan year is the calendar year. The Administrator also will answer any questions about the Plan you may have.
•Service of legal process may be made upon the Administrator at the address set forth above.
•The Plan is not funded and has no assets.

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This Amended and Restated Executive Severance and Change in Control Plan is hereby adopted by Banner Bank as of July 1, 2023.

BANNER BANK
By: _______________________________ Name: Kayleen Kohler Title: EVP, Chief Human Resources and Diversity Officer

[Signature Page to
Amended and Restated Executive Severance and Change in Control Plan]

APPENDIX A
Participants

Name	Applicable Severance Multiplier	Applicable CIC Multiplier
Direct Reports of CEO	1x Base Salary	2x Base Salary and 2x Annual Cash Incentive
Executive Officer Level 1 (reports to an Executive)	1x Base Salary	1x Base Salary and 1x Annual Cash Incentive

APPENDIX B
Post-Termination Obligations

Confidential Information

The Participant acknowledges that, in the course of employment, the Participant has access to confidential information and trade secrets relating to the business of the Company, the Bank and their affiliates. Except as required in the course of employment by the Company and the Bank, the Participant shall not, without the prior written consent of the Board, directly or indirectly before or after a Termination of Employment, disclose to anyone any confidential information relating to the Bank, the Company or any of their Affiliates, or any financial information, trade secrets or “know-how” that is germane to the Bank’s, the Company’s or any of their affiliates’ business and operations. The Participant also recognizes and acknowledges that any financial information concerning any of the customers of the Bank, the Company or any of their affiliates, as may exist from time to time, is strictly confidential and is a valuable, special and unique asset of their businesses. The Participant shall not, either before or after a Termination of Employment, disclose to anyone this financial information, or any part thereof, for any reason or purposes whatsoever.

Nothing in the Plan or the Severance Agreement shall be construed to prevent disclosure of confidential information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. In the event the Participant is requested, or required by judicial or other governmental order, to disclose confidential information about the Bank, the Company or their affiliates, to the extent allowed by law the Participant agrees the Participant will promptly notify an authorized officer of the Bank so that it may seek a protective order or other remedy. The Participant will cooperate with the Bank on a reasonable basis in connection with any effort to obtain a protective order or other remedy, including seeking a protective order himself or herself, if necessary.

Non-Solicitation

Participant agrees that during the period of the Participant’s employment and for a further period of two (2) years after the Participant’s Termination of Employment, the Participant will not, without the prior written consent of the Bank, directly or indirectly solicit, influence, or assist anyone in the solicitation or influencing of (i) any customer or depositor of the Bank, the Company or any of their affiliates for the purpose of causing, encouraging, or attempting to cause or encourage such customer to divert its current, ongoing, or future business from the Bank, the Company or any of their affiliates to another financial institution or (ii) any other employee of the Bank, the Company or any of their affiliates for the purpose of causing, encouraging, or attempting to cause or encourage such other employee to leave the employment of the Company, the Bank or any of their affiliates.

Non-Disparagement

The Participant agrees and covenants that the Participant will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Bank, Company, or their affiliates or their businesses, or any of their employees, officers, and existing and prospective customers, suppliers, investors, and other associated third parties.

The preceding sentence does not, in any way, restrict or impede the Participant from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to the Participant’s Section 7 rights under the NLRA or rights to communicate with any other administrative or regulatory agency to report suspected unlawful conduct or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided further that such compliance does not exceed that required by the law, regulation, or order. The Participant shall promptly provide written notice of any such order to an authorized officer of the Bank.

APPENDIX C
Non-Competition Obligations

Upon a Qualifying Termination, for a period of one (1) year from the Participant’s Qualifying Termination, the Participant shall not be a director, officer or employee of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity that maintains a full service branch office or lending center in any county in which the Bank, the Company or any of their affiliates operates a full service branch office or lending center on the date of the Qualifying Termination.
The preceding sentence shall not, in any way (a) prohibit the Participant from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Participant is not a controlling person of, or a member of a group that controls, such corporation; or (b) restrict or impede the Participant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Participant shall promptly provide written notice of any such order to an authorized officer of the Bank.